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                                                                    EXHIBIT 10.3


                             EMPLOYMENT AGREEMENT

            AGREEMENT by and between AT&T Corp., a New York corporation (the "Company"), and Stephen M. Brett (the "Executive"), dated as of the 1st day of April, 1999 (the "Effective Date").

            WHEREAS, the Executive is employed as of the Effective Date by the Company; and

            WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive and the Executive desires to serve in that capacity;

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period (as defined in the next sentence). The "Employment Period" shall mean the period beginning on the Effective Date and ending on March 31, 2000, unless extended or earlier terminated as set forth herein. Effective on April 1, 2000, the Employment Period shall be extended until either party provides the other party with 45 days written notice to terminate the Employment Period.

         2. Position and Duties. (a) During the Employment Period, the Executive shall serve in the position and have the duties and responsibilities set forth on Exhibit A hereto.

            (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver

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lectures, fulfill speaking engagements or teach at educational institutions and
(C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            (c) The Executive's services shall be performed primarily at the principal office location where the Executive performed his duties immediately prior to the Effective Date (or otherwise within 35 miles of such office), subject to any travel requirements necessary to perform his duties hereunder.

         3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall be paid an annual base salary ("Annual Base Salary") at a rate equal to $900,000, payable pursuant to the Company's normal payroll practices.

            (b) Benefits. During the Employment Period, the Executive shall be entitled to participate in savings and welfare benefit plans, practices, policies and programs of the Company that are provided generally to similarly situated employees of the Company.

            (c) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company's policies, practices and procedures.

            (d) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company.

            (e) TCI Equity Awards. Effective as of June 23, 1999, the Company shall accelerate the vesting of the Executive's outstanding unvested stock options and shares of restricted stock that are set forth on Exhibit B hereto (the "Exhibit B Grants"). All remaining stock options and restricted stock initially granted to the Executive with respect to Tele-Communications, Inc. ("TCI") or Liberty Media Corporation prior to the Effective Date, which do not become vested pursuant to the immediately preceding sentence ("Remaining TCI Awards"), shall continue to vest during the Employment Period pursuant to their scheduled


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vesting terms and, if not previously vested, shall become immediately vested upon the expiration of the Employment Period. In the event the Executive exercises a stock option or sells a share of stock that had been restricted stock (in each case, that was an Exhibit B Grant or Remaining TCI Award) within 60 days after the earlier of (i) the vesting of such stock option or share of restricted stock pursuant to the terms of such award or (ii) the expiration of the Employment Period (or any earlier vesting date under this Agreement), the Company shall pay the Executive, with respect to each such stock option or share, a cash payment (the "Equity Payment"), within 10 days following the exercise of the stock option or sale of stock, equal to the excess, if any, of:
(A) with respect to Exhibit B Grants or Remaining TCI Awards denominated in Company common stock, $57.81 over the average of the high and low price of Company common stock on the New York Stock Exchange on the date of such exercise or sale, as applicable, and (B) with respect to Exhibit B Grants or Remaining TCI Awards denominated in "AT&T Liberty Tracking Shares", $26.67 over the average of the high and low price of AT&T Liberty Tracking Shares on the New York Stock Exchange on the date of such exercise or sale, as applicable. Each Equity Payment shall be subject to equitable adjustment in the event of any adjustment in the capitalization of the Company (eg., stock split, spin-off, extraordinary dividend, reorganization or similar corporate transaction, including any adjustments relating to the AT&T Liberty Tracking Shares) which occurs following June 23, 1999 and prior to the date of any such exercise or sale.

         4. Termination of Employment. (a) Death or Disability. The
Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive is unable to perform the Executive's duties under this Agreement for a period of not less than 180 consecutive days, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive or the Executive's legal representative by written notice,


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and shall be effective on the 10th day after receipt of such notice by the
Executive or the Executive's legal representative (the "Disability Effective Date").

            (b) By the Company. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" shall mean illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company or any of its affiliates.

            (c) By the Executive. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means (without, as to subparagraphs, (A) through (D) below, the Executive's written consent):

                A. the Company's assignment to the Executive of any duties inconsistent in any material respect with the duties described in Exhibit A of this Agreement;

                B. any failure by the Company to comply with any material provision of Section 3 of this Agreement;

                C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in Section 2(c) of this Agreement;

                D. any failure by the Company to comply with Section 9(c) of this Agreement; or

                E. any termination of employment by the Executive on or after March 31, 2000 on 45 days written notice.

An isolated, insubstantial and inadvertent failure or action by the Company that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive shall not be a basis for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of


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Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement upon which the Executive is relying. A termination of employment by the Executive for Good Reason shall be effective (unless disputed by the Company) on the fifth business day (except as otherwise provided in Section 4(c)(E)) following the date when the Notice of Termination for Good Reason is received by the Company, unless the notice sets forth a later date (which date shall in no event (except as otherwise provided in Section 4(c)(E)) be later than 30 days after the notice is received by the Company).

            (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company or by the Executive for Good Reason is effective, or the last day the Executive provides services under this Agreement, in the case of the Executive's termination of employment without Good Reason, as the case may be.

         5. Obligations of the Company upon Termination. Following the Executive's Date of Termination, the Company shall have the obligations to the Executive set forth in this Section 5, and shall have no further obligations under this Agreement, other than, if applicable, any obligations to reimburse expenses due to the Executive under Section 3(c) or to make an Equity Payment to the Executive under Section 3(e).

            (a) Other Than for Cause; Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, or the Executive's employment is terminated because of death or Disability, or the Executive terminates employment for Good Reason, the Company shall make the payments and provide the benefits set forth in (i) and (ii) below. In addition, if the Executive's employment is terminated by the Company other than for Cause or Disability, or by the Executive for Good Reason, the Company shall provide the Executive with reasonable outplacement services. The payments and benefits provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, or for the Executive's


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termination of employment as a result of death or Disability, and shall be the sole and exclusive remedy therefor.

           (i) The Company shall pay the Executive the amounts set forth below in a lump sum in cash within 30 days following the Date of Termination:

           The sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) the value of the Executive's accrued, but unused, vacation days, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations") and (3) an amount equal to five times Executive's Annual Base Salary (the "Supplemental Payment").

           (ii) All unvested Remaining TCI Awards shall become immediately vested. In the event of the Executive's death or Disability, the payments under this Section 5(a) may be made to the Executive's estate or legal representatives, if applicable.

            (b) Cause; Other than for Good Reason. If, during the Employment Period, the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the Executive the Accrued Obligations in a lump sum in cash within 30 days following the Date of Termination and, notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to make the Supplemental Payment, and the Remaining TCI Awards that are not vested as of the Date of Termination shall be forfeited immediately.

         6. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the


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Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

         7. Confidential Information; Noncompetition; Nonsolicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses that the Executive obtains during the Executive's employment by the Company (before and after the Effective Date) and that is not public knowledge (other than as a result of the Executive's violation of this Section 7(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

            (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Executive Vice President-Human Resources of the Company or the Executive Vice President, Merger and Joint-Venture Integration of the Company, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the telecommunications or cable businesses (including broadband and internet services) of the Company as it is conducted while the Executive is employed by the Company. Nothing herein contained shall be construed as denying the Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the amount of such securities outstanding. For purposes of this Section 7(b), the "Noncompetition Period" means the period during which the Executive is employed by the Company pursuant to this Agreement and 24 months after the first to occur (i) the Executive's Date of Termination or (ii) the end of the Employment Period.

            (c) During the Noncompetition Period, the Executive shall not solicit any business of the type engaged in by the Company from any clients, customers, former clients or customers, or prospects of the Company who were solicited directly by the Executive when


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the Executive was an employee of the Company or with respect to which the
Executive supervised, directly or indirectly, in whole or in part, the solicitation activities related to any such persons when the Executive was an employee of the Company.

            (d) During the Noncompetition Period, the Executive shall not solicit any business of the type engaged in by the Company from any person whatsoever if such solicitation involves a product of the Company which the Board deems, in its reasonable judgment, to be proprietary to the Company and otherwise non-public.

            (e) During the Noncompetition Period, the Executive shall not induce or solicit any employee of the Company to terminate his or her employment.

            (f) The provisions of Sections 7(b), (c), (d) and (e) shall remain in full force and effect until the expiration of the Noncompetition Period notwithstanding the earlier termination of the Executive's employment hereunder. In the event of a breach of the Executive's covenants under this Section 7, it is understood and agreed that the Company shall be entitled to injunctive relief, as well as any other legal remedies. For purposes of Section 7, the "Company" shall include all entities controlling, controlled by or under common control with the Company ("affiliates").

         8. Dispute Resolution. At the option of the Executive or the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, other than that for injunctive relief to this Agreement or the breach thereof, other than that for injunctive relief under
Section 7(f), shall be referred for decision by arbitration in the State of Colorado by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 30 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the


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Presiding Judge of the District Court of any county in Colorado for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and biding on all interested persons and no action at law or equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that the Executive is successful in pursuing any material claim(s) or dispute(s) arising out of this Agreement, the Company shall pay the Executive's attorney and expenses of any Arbitrator in connection with such claims or disputes. In any other case, the Executive and the Company shall each bear all their own costs and attorneys fees, except the Company shall in all events pay the costs of any arbitrator appointed hereunder.

         9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Except as specifically provided, herein, as used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.


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         10. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive: The most recent address on file
                                    for the Executive at the Company.

               If to the Company:

               AT&T Corp.
               295 North Maple Avenue
               Basking Ridge, NJ 07920
               Attention:  Executive Vice President,
                           Human Resources and Executive
                           Vice President, Merger and Joint
                           Venture Integration of the Company

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b). Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.


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            (d) Notwithstanding any other provision of this Agreement, the
Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) Except as to (i) the "Special Continuees benefit program letter" to the Executive, dated March 8, 1999, as clarified by TCI's letter to the Executive dated June 23, 1999, and (ii) the Tax Protection Agreement between the Executive and TCI, dated as of March 1, 1999, attached hereto as Exhibits C and D, respectively, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between TCI and the Executive and/or any Company or TCI plan or practice (or plan or practice of Liberty Media Corporation) concerning the subject matter hereof, including TCI's Severance Pay Plan or any other severance policy of TCI, the Company or any of their affiliates (collectively, the "Severance Plans"). The Executive hereby irrevocably waives any rights to severance benefits under the Severance Plans or to acceleration of equity awards under the Severance Plans or any equity award plan of TCI, Liberty Media Corporation or the Company except as may be provided in this Agreement.

            (g) The Executive shall be covered under the indemnification policies of the Company applicable to similarly situated officers of the Company.

            (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                   /s/ STEPHEN M. BRETT
                                   ----------------------------
                                       Stephen M. Brett


                                   AT&T CORP.



                                   By: /s/ [ILLEGIBLE]
                                       ------------------------


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                                                                       EXHIBIT A

Position. The Executive shall be the Senior Executive Vice President of Strategic Development of TCI, and the Executive shall report directly and exclusively to the Chief Executive Officer of TCI.

Duties. The Executive shall devote his full business efforts to strategic development, and other business and affairs, of TCI and the Company's cable, broadband and internet services business unit.


                                   SCHEDULE B

                                 STEPHEN BRETT

The following stock options will be accelerated upon the Effective Date as defined herein:

     November 17, 1994, grant (AT&T) (formerly TCOMA)

     August 4, 1995, grant (AT&T) (formerly TCOMA)

     August 4, 1995, grant (Liberty Media) (formerly TCIVA)

     July 23, 1997, grant (Liberty Media) (formerly TCIVA)

     November 17, 1994, grant (Liberty Media) (formerly LBTYA)

     August 4, 1995, grant (Liberty Media) (formerly LBTYA)

     July 23, 1997, grant (Liberty Media) (formerly LBTYA)

The following restricted stock grants will be accelerated upon the Effective Date as defined herein:

     None.


                             GRANTS NOT ACCELERATED

                                 STEPHEN BRETT

The following stock options will not be accelerated upon the Effective Date.

     July 23, 1997, grant (AT&T) (formerly TCOMA)

     July 23, 1997, grant (Liberty Media) (formerly LBTYA)

     November 17, 1994, grant (Liberty Media) (formerly TCIVA)

The following restricted stock grants will not be accelerated upon the Effective Date.

     December 31, 1995, grant (AT&T) (formerly TCOMA)

     June 23, 1998, grant (AT&T) (formerly TCOMA)

     December 13, 1995, grant (Liberty Media) (formerly TCIVA)

     September 3, 1998, grant (AT&T) (formerly TCOMA)

     December 13, 1995, grant (Liberty Media) (formerly LBTYA)